UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 29, 2013

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 29, 2013, American Tower Corporation (the “Company”) entered into a loan agreement (the “Term Loan Agreement”) for a new $1.5 billion unsecured term loan (the “Term Loan”) with The Royal Bank of Scotland plc, as Administrative Agent, Royal Bank of Canada and TD Securities (USA) LLC (“TD Securities”), as Co-Syndication Agents, JPMorgan Chase Bank, N.A., Morgan Stanley MUFG Loan Partners, LLC, CoBank, ACB, Barclays Bank PLC (“Barclays Bank”) and Citibank, N.A., as Co-Documentation Agents, and RBS Securities Inc., RBC Capital Markets, LLC, TD Securities, J.P. Morgan Securities LLC and Barclays Bank, as Joint Lead Arrangers and Joint Bookrunners.

The Term Loan matures on January 3, 2019. All outstanding principal and accrued but unpaid interest will be due and payable in full at maturity. The Term Loan may be paid prior to maturity in whole or in part at the Company’s option without penalty or premium.

The Company received net proceeds of approximately $1.495 billion from the Term Loan, which were used, together with cash on hand, to repay its existing $750 million unsecured term loan entered into in June 2012 and $800 million of outstanding indebtedness under its $1.0 billion unsecured revolving credit facility entered into in January 2012. The basis for determining interest rates for the Term Loan is determined at the option of the Company with the margin ranging between 1.125% to 2.250% above the London Interbank Offered Rate (“LIBOR”) for LIBOR based borrowings or between 0.125% to 1.250% above the defined base rate for base rate borrowings, in each case based upon the Company’s debt ratings. The current applicable interest rate under the Term Loan is LIBOR plus 1.25%.

The Term Loan Agreement contains certain financial ratios and operating covenants and other restrictions (including limitations on additional debt, guaranties, sales of assets and liens) with which the Company or its Subsidiaries must comply, including the following two financial maintenance tests (each of the capitalized terms, as defined in the Term Loan Agreement):

•	a Company total leverage ratio (Total Debt to Adjusted EBITDA) of not greater than 6.50 to 1.00 until September 30, 2014, and thereafter of not greater than 6.00 to 1.00, for the Company and its Subsidiaries; and

•	a senior secured leverage ratio (Senior Secured Debt to Adjusted EBITDA) of not greater than 3.00 to 1.00 for the Company and its Subsidiaries.

In addition, if the Company’s debt ratings are below a specified level as of the end of any fiscal quarter, the Company shall maintain an interest coverage ratio (Adjusted EBITDA to Interest Expense) of not less than 2.50 to 1.00 for the Company and its Subsidiaries for so long as the Company’s debt ratings remain below the specified level as of the end of any fiscal quarter.

Any failure to comply with the financial and operating covenants of the Term Loan Agreement would constitute a default, which could result in, among other things, the amounts outstanding, including all accrued interest and unpaid fees, becoming immediately due and payable.

Certain of the lenders under the Term Loan Agreement and other parties to the Term Loan Agreement or their affiliates have provided, and may in the future provide, commercial banking, underwriting, lending, investment banking and financial advisory services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they have received or will receive customary fees and commissions.

The foregoing description is only a summary of certain provisions of the Term Loan Agreement and is qualified in its entirety by the terms of the Term Loan Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

On October 29, 2013, the Company issued a press release announcing that it had entered into the Term Loan Agreement, a copy of which is filed herewith as Exhibit 99.1.

Item 2.02	Results of Operations and Financial Condition.

On October 30, 2013, the Company issued a press release announcing financial results for the third quarter ended September 30, 2013. A copy of the press release is furnished herewith as Exhibit 99.2.

Exhibit 99.2 is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such exhibit be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated October 29, 2013.

99.2	Press release, dated October 30, 2013 (Furnished herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION

Date: October 30, 2013	By:	/s/ THOMAS A. BARTLETT
Thomas A. Bartlett
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated October 29, 2013.

99.2	Press release, dated October 30, 2013 (Furnished herewith).